Exhibit 99.1

News Release

For Immediate Release

Contact:

Kevin Borders

Vice President of Marketing and Product Development and Secretary

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2008 RESULTS

GALION, Ohio, November 5, 2008 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the third quarter ended September 30, 2008.

PECO II reported net sales of $12.0 million in the third quarter of 2008. This compares with $11.1 million in the second quarter of 2008, an 8.2 percent quarter-to-quarter increase, and $10.7 million in the third quarter of 2007, an 11.7 percent year-to-year increase. The Company reported a net loss of $1.2 million, or $0.44 per diluted share (on a post-split basis), for the third quarter of 2008, compared with a net loss of $1.2 million, or $0.45 per diluted share (on a post-split basis), for the second quarter of 2008 and a net loss of $0.5 million, or $0.19 per diluted share (on a post-split basis), for the third quarter of 2007.

The $1.2 million net loss for the third quarter of 2008 included an inventory obsolescence charge of $0.4 million for raw material used in products in the process of being discontinued. The $0.7 million increase in net loss for the third quarter of 2008, compared with the third quarter of 2007, was driven primarily by increased operating expenses related mostly to the development and rollout of the Company’s new small power product line, combined with the inventory obsolescence charge noted above.

EBITDA was a negative $0.7 million in the third quarter of 2008, compared with negative EBITDA of $0.7 million for the second quarter of 2008 and positive EBITDA of $0.1 million for the third quarter of 2007. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

Cash used for operating activities for the nine months ended September 30, 2008, was $1.8 million. This was primarily from the net loss, offset by reductions in inventory and other non-cash charges.

PECO II, Inc. Third-quarter 2008 Results/2

Bookings for the third quarter of 2008 increased by 16.7 percent, compared with the third quarter of 2007, resulting in a sales backlog of $5.7 million. The Company believes this is evidence of its success in growing market share by leveraging its industry-leading lead times and corresponding deliveries. The third-quarter backlog was an 8.9 percent decrease from the $6.2 million backlog at the end of the second quarter of 2008. The bookings-to-billings ratio reflects customer orders received compared with the same period’s billings and is an indication of future periods. For the third quarter of 2008, the ratio was 1 to 1.

PECO II CEO John Heindel stated, “The third-quarter financial performance reflects solid quarterly revenue growth for both products and services. Revenues for the quarter were the highest quarterly revenues recorded since the third quarter of 2006. For the third quarter of 2008, product revenues grew 3.9 percent sequentially and 12.2 percent year-to-year. Product market share gains were realized among both our large tier-one customers and our general markets customers. At the same time services revenues grew 22.6 percent sequentially and 10.1 percent year-to-year, with services market share gains realized in the large tier-one customer market segment. The year-to-year services revenue reduction for the first nine months of the year was attributable primarily to reduced spending by two customers.”

Heindel added, “Gross margins of 12.8 percent, or $1.5 million, in the third quarter were negatively impacted by the write-off of inventory totaling $0.4 million. Services gross margins for the third quarter 2008 increased by $0.1 million, as compared with both the second quarter of 2008 and the third quarter of 2007. This improvement was driven primarily by the quarterly revenue growth. Product gross margin for the third quarter 2008 decreased by $0.1 million, as compared with the second quarter of 2008, and $0.3 million compared with the third quarter of 2007. This reduction was driven primarily by the inventory write-off mentioned previously.”

Third-quarter 2008 operating expenses of $2.8 million were $0.1 million less than the second quarter of 2008 and $0.3 million more than the third quarter of 2007. On a year-to-date basis, operating expenses included costs related to the development and rollout of the Company’s new small power product platform.

During the third quarter of 2008, the Company continued to develop features for its Quantum Power System. New developments included additional distribution options and configurations that enabled the product to be deployed in more diverse applications. The Company received its first orders and subsequent installations for the Quantum Power System from a major wireline carrier. The Quantum system will be deployed in two applications to power different network elements. Additionally, systems were quoted to 10 other customers during the third quarter. Lastly, PECO II augmented its field sales team by adding a seasoned veteran in the Tier 2 and nontraditional service provider markets resulting in a marked increase in quoting opportunities over the last four weeks of the third quarter with the trend continuing into the first half of fourth quarter.

PECO II, Inc. Third-quarter 2008 Results/3

The Company also introduced the high-capacity 5069HC BDFB (battery distribution fuse bay) in September 2008. The 5069HC is a modular power distribution solution offering 66 percent improvement in current capacity. The 5069HC features an industry-leading 1000 Amps per panel, enabling telecom power engineers to significantly lower the cost of powering and cabling new high-power network elements such as routers, optical equipment and broadband delivery systems. The 5069HC also achieved NEBS certification during the quarter.

During the third quarter the Company also achieved TL9000 recertification. The certification process included evaluation of PECO II’s core business processes based on TL9000 Quality Management System Requirements Release 4.0, an upgrade over previous assessments. The TL9000 standard defines the telecommunications quality system requirements for the design development, production, delivery, installation and maintenance of products and services.

Heindel stated, “With the introduction of PECO II’s small power products, the Company has an exciting opportunity to grow its business in a space in which it has not previously competed. Leveraging the Company’s industry leading responsiveness capability with this new technology platform provides our customers with another reason to rely on PECO II for their power requirements.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, November 5, 2008, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. Third-quarter 2008 Results/4

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Third-quarter 2008 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales:
Product	$8,834	$7,871	$24,629	$21,022
Services	3,129	2,843	7,402	8,340

	11,963	10,714	32,031	29,362

Cost of goods sold:
Product	7,877	6,536	21,684	18,282
Services	2,560	2,341	6,078	6,610

	10,437	8,877	27,762	24,892

Gross margin:
Product	957	1,335	2,945	2,740
Services	569	502	1,324	1,730

	1,526	1,837	4,269	4,470

Operating expenses:
Research, development and engineering	622	485	1,932	1,820
Selling, general and administrative	2,146	1,952	6,297	6,549

	2,768	2,437	8,229	8,369

Loss from operations	(1,242)	(600)	(3,960)	(3,899)
Interest income, net	37	110	143	307

Loss before income taxes	(1,205)	(490)	(3,817)	(3,592)
Income tax expense	(9)	(17)	(19)	(44)

Net loss	$(1,214)	$(507)	$(3,836)	$(3,636)

Net loss per common share:
Basic and diluted	$(0.44)	$(0.19)	$(1.39)	$(1.34)

Weighted average common shares outstanding:
Basic and diluted	2,765	2,723	2,756	2,720

PECO II, Inc. Third-quarter 2008 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,969	$7,935
Accounts receivable, net of allowance of $110 at September 30, 2008 and $90 at December 31, 2007	4,825	3,685
Inventories, net of allowance of $2,031 at September 30, 2008 and $1,906 at December 31, 2007	9,361	11,433
Cost and earnings in excess of billings on uncompleted contracts	1,012	514
Prepaid expenses and other current assets	321	263
Assets held for sale	43	219
Restricted cash	641	—

Total current assets	22,172	24,049

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	7,251	7,251
Machinery and equipment	2,895	2,869
Furniture and fixtures	5,510	5,527

	15,851	15,842
Less-accumulated depreciation:	(11,651)	(11,360)

Property and equipment, net	4,200	4,482
Other assets:
Goodwill	1,470	1,515
Intangibles, net	3,016	3,822
Investment in joint venture	1	2
Note receivable	250	—

Total assets	$31,109	$33,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$641	$—
Accounts payable	4,349	4,485
Billings in excess of cost and estimated earnings on uncompleted contracts	392	510
Accrued compensation expense	1,145	722
Accrued income taxes	33	81
Other accrued expenses	1,734	1,800

Total current liabilities	8,294	7,598

Shareholders’ equity:
Common stock, no par value: 150,000,000 shares authorized; 2,756,252 and 2,739,157 shares issued at September 30, 2008 and December 31, 2007, respectively	3,508	3,475
Warrants	—	5,078
Additional paid-in capital	121,836	116,412
Accumulated deficit	(102,529)	(98,693)

Total shareholders’ equity	22,815	26,272

Total liabilities and shareholders’ equity	$31,109	$33,870

PECO II, Inc. Third-quarter 2008 Results/7

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended September 30,
(In thousands)	2008	2007
2008 and 2007 EBITDA Breakdown
Net Loss per GAAP	$(1,214)	$(507)
Interest expense	$5	$6
Taxes	$9	$17
Depreciation/amortization	$379	$405
Non-cash stock-based compensation	$150	$144

EBITDA	$(671)	$65